Exhibit 99.1

NRG Energy, Inc. Reports Third Quarter Results
Increases 2023 Share Repurchases to $1.15 Billion
Increases 2023 Guidance
Initiates Strong 2024 Financial Guidance Above 2023 Investor Day Plan

•Solid third quarter performance with GAAP Net Income of $343 million and Adjusted EBITDA of $973 million; increasing mid-point of 2023 Adjusted EBITDA guidance by $95 million
•Completed sale of STP for $1.75 billion
•Increasing 2023 share repurchase allocation by 15% to $1.15 billion; executed $200 million of share repurchases to date and expect to complete the remaining $950 million through new accelerated share repurchase program
•On track to achieve 2023 debt reduction target of $1.4 billion; executed $800 million of debt reduction to date and expect to complete remaining $600 million by year-end
•Initiating 2024 financial guidance above Investor Day plan and announcing 2024 capital allocation plan of $1.16 billion returned to shareholders and $500 million of debt reduction; increasing annual common stock dividend by 8% to $1.63 per share

HOUSTON—November 2, 2023—NRG Energy, Inc. (NYSE: NRG) today reported third quarter 2023 Net Income of $343 million. Adjusted EBITDA for the third quarter was $973 million, Cash Provided by Operating Activities was $566 million, and Free Cash Flow Before Growth Investments (FCFbG) was $355 million.
“I am proud of our team’s work in the quarter, which is reflected in our solid financial and operational performance and the increased guidance we are announcing today. Our results continue to validate the ability of NRG’s consumer strategy to generate substantial cash flows and significant long-term shareholder value,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “We are well-positioned to finish the year strong and enter 2024 with significant momentum. We have line of sight to achieving our 2025 growth targets and believe that our continued focus on the emerging demand-side management opportunity will drive additional value to consumers and shareholders.”

Consolidated Financial Results
Table 1

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Net Income/(Loss)	$343	$67	$(684)	$2,316
Cash Provided/(Used) by Operating Activities	$566	$(1,431)	$(462)	$1,758
Adjusted EBITDA	$973	$480	$2,438	$1,402
Free Cash Flow Before Growth Investments (FCFbG)	$355	$(42)	$983	$294

NRG’s third quarter and year-to-date Adjusted EBITDA grew significantly year-over-year as the Company realized strong consolidated financial and operational performance. The home and business integrated retail platforms continued to trend above plan with expanded margins, near-record retention, and increased customer count through the sale of energy and secondary products tailored to meet customers’ growing individual needs. Actions to enhance NRG’s diversified supply strategy provided predictable supply costs despite volatile load and power price conditions in Texas. Smart Home continued to surpass its plan with expanded margins, more products sold, favorable retention, and increased customer count.

Given the strong financial performance, NRG has been able to execute on its debt reduction and share repurchase programs on an accelerated basis. Through October 31, 2023, NRG reduced debt by $800 million and repurchased $200 million of common stock. Following the closing of the STP transaction, NRG plans to execute $600 million of debt reduction before the end of the year and initiate a $950 million accelerated share repurchase program.

Increasing 2023 Guidance and Initiating 2024 Guidance
NRG is raising the mid-point of its 2023 Adjusted EBITDA guidance by $95 million, inclusive of the negative impacts of an earnings reduction from the sale of STP and an increase in accruals as part of the Company's annual incentive plan reflecting the expected financial outperformance for the year.

In addition to raising its 2023 guidance, NRG initiated strong 2024 financial guidance above its June 2023 Investor Day plan.

Table 2: Adjusted EBITDA, Cash Provided by Operating Activities, and FCFbG Guidancea

	2023	2023	2024
(In millions)	Original Guidance	Revised Guidance	Guidance
Adjusted EBITDA	$3,010 - $3,250	$3,150 - $3,300	$3,300 - $3,550
Cash Provided by Operating Activities	$1,610 - $1,850	$1,750 - $1,900	$1,825 - $2,075
FCFbG	$1,620 - $1,860	$1,725 - $1,875	$1,825 - $2,075
a. Adjusted EBITDA and FCFbG are non-GAAP financial measures; see Appendix Table A-8 for GAAP Reconciliation from Net Income to FCFbG. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year. Cash Provided by Operating Activities does not include changes in collateral deposits in support of risk management activities which are primarily associated with fair value adjustments related to derivatives.

2023 Capital Allocation
In June 2023, NRG revised its long-term capital allocation policy to target approximately 80% of cash available for allocation to be returned to shareholders, after debt reduction. As part of the revised capital allocation framework, the Company announced an increase to its share repurchase authorization to $2.7 billion, to be executed through 2025.

NRG is increasing its 2023 share repurchase allocation from $997 million to $1.15 billion following strong year-to-date financial and operational performance, and the sale of Gregory. During the three months ended September 30, 2023, the Company completed $50 million of share repurchases at an average price of $37.82. Through October 31, 2023, an additional $150 million of share repurchases were executed at an average price of $40.17. Following the closing of the STP transaction, the Company plans to initiate a $950 million accelerated share repurchase program.

As part of the plan to achieve its target investment grade credit metrics, the Company plans to reduce debt by $1.4 billion in 2023 with $900 million funded from cash from operations and an additional $500 million with proceeds from the sale of STP. As of October 31, 2023, NRG had reduced debt by $800 million. Following the closing of STP, the Company plans to execute the remaining $600 million in debt reduction by year end.

2024 Capital Allocation
The Company is announcing its 2024 capital allocation plan, consistent with its capital allocation priorities and 2023 Investor Day roadmap. The plan includes $500 million in debt reduction, $825 million in share repurchases, an 8% increase of the annual common dividend to $1.63 per share consistent with the Company’s 7-9% long-term growth target, and $342 million in growth and other.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock that are repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

NRG Strategic Developments
Sale of 44% Equity Interest in the South Texas Project (STP)
On November 1, 2023, the Company closed on the sale of its 44% equity interest in STP for $1.75 billion, unlocking significant shareholder value. Net proceeds from the transaction were approximately $1.6 billion after transaction adjustments, taxes, and fees.

Sale of Gregory
On October 2, 2023, the Company closed on the sale of its 100% ownership in the Gregory natural gas generating facility for $102 million. The asset historically generated negative to modestly positive cash flow.

W.A. Parish Return-to-Service
In May 2022, W.A. Parish Unit 8 came offline as a result of damage to the steam turbine/generator. The extended forced outage ended in mid-August with a partial (~50%) return to service. In early September, the unit returned to full operations.

Retirement of Joliet
During the second quarter of 2022, the Company announced the planned retirement of the Joliet generating facility in 2023. On September 1, 2023, the Joliet generating facility was fully retired.

Segments Results
Table 3: Net Income/(Loss)

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Texas	$463	$(481)	$1,532	$1,052
East	316	557	(1,187)	2,083
West/Services/Other[a]	(432)	(9)	(963)	(819)
Vivint Smart Home[b]	$(4)	N/A	$(66)	N/A
Net Income/(Loss)	$343	$67	$(684)	$2,316
a. Includes Corporate segment
b. Vivint Smart Home acquired in March 2023

Net Income for the third quarter of 2023 was $276 million higher than the third quarter of 2022, primarily driven by lower retail supply costs in Texas and approximately $50 million in property damage insurance recoveries for W.A. Parish, which are excluded from Adjusted EBITDA. Partially offsetting the increases were lower contributions from the services business and Cottonwood and an increase in accruals as part of the Company's annual incentive plan reflecting the expected financial outperformance for the year.

Net Loss for the nine months ended September 30, 2023 was $684 million, $3.0 billion lower than the prior year. This was driven by unrealized mark-to-market non-cash losses on economic natural gas and power hedges in the first quarter of 2023. Certain hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized non-cash losses or gains on the economic hedges that are not reflective of the expected economics at future settlement.

Table 4: Adjusted EBITDA

($ in millions)	Three Months Ended		Nine Months Ended
Segment	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Texas	$552	$196	$1,310	$670
East	171	183	562	583
West/Services/Other[a]	25	101	51	149
Vivint Smart Home[b]	$225	N/A	$515	N/A
Adjusted EBITDA	$973	$480	$2,438	$1,402
a. Includes Corporate segment
b. Vivint Smart Home acquired in March 2023

Texas: Third quarter Adjusted EBITDA was $552 million, $356 million higher than the third quarter of 2022. This increase was primarily driven by lower retail supply costs, including the impact of lower realized power prices, NRG's diversified supply strategy, and improved plant performance coupled with the 2022 impact of the W.A. Parish Unit 8 extended outage, and lower restorations costs for W.A. Parish in the third quarter of 2023 as compared to the third quarter of 2022.

East: Third quarter Adjusted EBITDA was $171 million, $12 million lower than the third quarter of 2022. This decline was primarily driven by asset retirements.

West/Services/Other: Third quarter Adjusted EBITDA was $25 million, $76 million lower than the third quarter of 2022. This decline was primarily driven by lower contributions from the services business and Cottonwood.

Vivint Smart Home: Adjusted EBITDA was $225 million in the third quarter of 2023, with subscriber growth of 7% over the third quarter of 2022 and expanded monthly recurring service margin.

Liquidity and Capital Resources
Table 5: Corporate Liquidity

($ in millions)	9/30/23	12/31/22
Cash and Cash Equivalents	$401	$430
Restricted Cash	11	40
Total	412	470
Total Revolving Credit Facility and collective collateral facilities	3,723	2,324
Total Liquidity, excluding collateral deposited by counterparties	$4,135	$2,794

As of September 30, 2023, NRG's unrestricted cash was $401 million, and $3.7 billion was available under the Company’s credit facilities. Total liquidity was $4.1 billion, $1.3 billion higher than at the end of 2022. This increase was due to specific initiatives to optimize the amount of collateral supporting NRG's market operations activity and increases in credit facilities.

On August 29, 2023, the Company formed a new Delaware trust, Alexander Funding Trust II, which issued $500 million pre-capitalized trust securities redeemable July 31, 2028 (the P-Caps). This P-Caps will replace the Company’s existing pre-capitalized trust securities redeemable 2023 issued by Alexander Funding Trust, which mature on November 15, 2023.

Earnings Conference Call
On November 2, 2023, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X (formerly known as Twitter), @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, including increasing interest rates and rising inflation, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and companywide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired companies, including Direct Energy and Vivint Smart Home, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and NRG’s ability to execute its capital allocation plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The adjusted EBITDA, cash provided by operating activities and free cash flow before growth guidance are estimates as of November 2, 2023. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual

Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Chevalier Gray	Brendan Mulhern
832.331.8126	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except for per share amounts)	2023	2022	2023	2022
Revenue
Revenue	$7,946	$8,510	$22,016	$23,688
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	6,421	7,802	20,161	18,619
Depreciation and amortization	308	145	813	485
Impairment losses	—	43	—	198
Selling, general and administrative costs	638	378	1,586	1,076
Acquisition-related transaction and integration costs	18	8	111	26
Total operating costs and expenses	7,385	8,376	22,671	20,404
Gain on sale of assets	—	22	202	51
Operating Income/(Loss)	561	156	(453)	3,335
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	6	11	16	—
Other income, net	14	21	43	33
Interest expense	(173)	(105)	(472)	(313)
Total other expense	(153)	(73)	(413)	(280)
Income/(Loss) Before Income Taxes	408	83	(866)	3,055
Income tax expense/(benefit)	65	16	(182)	739
Net Income/(Loss)	$343	$67	$(684)	$2,316
Less: Cumulative dividends attributable to Series A Preferred Stock	17	—	38	—
Net Income/(Loss) Available for Common Stockholders	$326	$67	$(722)	$2,316
Income/(Loss) per Share
Weighted average number of common shares outstanding — basic	230	235	230	238
Income/(Loss) per Weighted Average Common Share — Basic	$1.42	$0.29	$(3.14)	$9.73
Weighted average number of common shares outstanding — diluted	232	235	230	238
Income/(Loss) per Weighted Average Common Share —Diluted	$1.41	$0.29	$(3.14)	$9.73

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2023	2022	2023	2022
Net Income/(Loss)	$343	$67	$(684)	$2,316
Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	(8)	(32)	—	(45)
Defined benefit plans	1	(2)	—	17
Other comprehensive (loss)/income	(7)	(34)	—	(28)
Comprehensive Income/(Loss)	$336	$33	$(684)	$2,288

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
(In millions, except share data and liquidation preference on preferred stock)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$401	$430
Funds deposited by counterparties	263	1,708
Restricted cash	11	40
Accounts receivable, net	3,764	4,773
Inventory	630	751
Derivative instruments	3,710	7,886
Cash collateral paid in support of energy risk management activities	2	260
Prepayments and other current assets	601	383
Current assets - held-for-sale	86	—
Total current assets	9,468	16,231
Property, plant and equipment, net	1,779	1,692
Other Assets
Equity investments in affiliates	146	133
Operating lease right-of-use assets, net	206	225
Goodwill	5,143	1,650
Customer relationships, net	2,299	943
Other intangible assets, net	1,907	1,189
Nuclear decommissioning trust fund	—	838
Derivative instruments	2,530	4,108
Deferred income taxes	2,540	1,881
Other non-current assets	739	251
Non-current assets - held-for-sale	1,153	5
Total other assets	16,663	11,223
Total Assets	$27,910	$29,146

	September 30, 2023	December 31, 2022
(In millions, except share data and liquidation preference on preferred stock)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$920	$63
Current portion of operating lease liabilities	91	83
Accounts payable	2,200	3,643
Derivative instruments	3,128	6,195
Cash collateral received in support of energy risk management activities	263	1,708
Deferred revenue current	731	176
Accrued expenses and other current liabilities	1,553	1,110
Current liabilities - held-for-sale	44	4
Total current liabilities	8,930	12,982
Other Liabilities
Long-term debt and finance leases	10,741	7,976
Non-current operating lease liabilities	148	180
Nuclear decommissioning reserve	—	340
Nuclear decommissioning trust liability	—	477
Derivative instruments	1,552	2,246
Deferred income taxes	129	134
Deferred revenue non-current	989	10
Other non-current liabilities	977	942
Non-current liabilities - held-for-sale	926	31
Total other liabilities	15,462	12,336
Total Liabilities	24,392	25,318
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at September 30, 2023 (liquidation preference $1,000); 0 shares issued and outstanding at December 31, 2022	650	—
Common stock; $0.01 par value; 500,000,000 shares authorized; 424,908,449 and 423,897,001 shares issued and 229,336,853 and 229,561,030 shares outstanding at September 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in-capital	8,527	8,457
Retained earnings	425	1,408
Treasury stock, at cost 195,571,596 and 194,335,971 shares at September 30, 2023 and December 31, 2022, respectively	(5,911)	(5,864)
Accumulated other comprehensive loss	(177)	(177)
Total Stockholders' Equity	3,518	3,828
Total Liabilities and Stockholders' Equity	$27,910	$29,146

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
(In millions)	2023	2022
Cash Flows from Operating Activities
Net (Loss)/Income	$(684)	$2,316
Adjustments to reconcile net (loss)/income to cash (used)/provided by operating activities:
Equity in and distributions from (earnings)/losses of unconsolidated affiliates	(16)	7
Depreciation and amortization	813	485
Accretion of asset retirement obligations	14	20
Provision for credit losses	165	103
Amortization of nuclear fuel	42	42
Amortization of financing costs and debt discounts	42	17
Amortization of in-the-money contracts and emissions allowances	111	122
Amortization of unearned equity compensation	87	21
Net gain on sale of assets and disposal of assets	(187)	(82)
Impairment losses	—	198
Changes in derivative instruments	1,553	(4,480)
Changes in current and deferred income taxes and liability for uncertain tax benefits	(225)	688
Changes in collateral deposits in support of risk management activities	(1,188)	2,321
Changes in nuclear decommissioning trust liability	(4)	2
Uplift securitization proceeds received from ERCOT	—	689
Changes in other working capital	(985)	(711)
Cash (used)/provided by operating activities	(462)	1,758
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	(2,502)	(60)
Capital expenditures	(493)	(250)
Net purchases of emissions allowances	(25)	(4)
Investments in nuclear decommissioning trust fund securities	(293)	(361)
Proceeds from the sale of nuclear decommissioning trust fund securities	280	363
Proceeds from sales of assets, net of cash disposed	229	107
Proceeds from insurance recoveries for property, plant and equipment, net	173	—
Cash used by investing activities	(2,631)	(205)
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	635	—
Payments of dividends to preferred and common stockholders	(295)	(252)
Payments for share repurchase activity(a)	(69)	(484)
Net receipts from settlement of acquired derivatives that include financing elements	332	1,596
Net proceeds of Revolving Credit Facility	300	—
Proceeds from issuance of long-term debt	731	—
Payments of debt issuance costs	(29)	(1)
Repayments of long-term debt and finance leases	(15)	(4)
Cash provided by financing activities	1,590	855
Effect of exchange rate changes on cash and cash equivalents	—	(5)
Net (Decrease)/Increase in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(1,503)	2,403
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	2,178	1,110
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$675	$3,513
(a)Includes $(19) million and $(6) million of equivalent shares purchased in lieu of tax withholdings on equity compensation issuances during the nine months ended September 30, 2023 and September 30, 2022, respectively

Appendix Table A-1: Third Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Net Income/(Loss)	$463	$316	$(168)	$(4)	$(264)	$343
Plus:
Interest expense, net	(1)	(2)	6	43	109	155
Income tax	—	(2)	(37)	(20)	124	65
Depreciation and amortization	71	27	23	178	9	308
ARO Expense	3	6	—	—	—	9
Contract and emission credit amortization, net	5	(16)	4	—	—	(7)
EBITDA	541	329	(172)	197	(22)	873
Stock-based compensation	4	2	1	19	—	26
Amortization of customer acquisition costs[2]	13	12	1	9	—	35
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	3	—	—	3
Acquisition and divestiture integration and transaction costs	—	—	—	2	18	20
Deactivation costs	—	9	2	—	—	11
Other non-recurring charges[3]	(48)	3	(2)	(2)	1	(48)
Mark to market (MtM) (gains)/losses on economic hedges	42	(184)	195	—	—	53
Adjusted EBITDA	$552	$171	$28	$225	$(3)	$973
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
3 Other non-recurring includes $(50) million of property insurance proceeds

Third Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$3,686	$2,875	$987	$478	$(5)	$8,021
Cost of fuel, purchased power and other cost of sales[2]	2,659	2,449	844	50	(3)	5,999
Economic gross margin	1,027	426	143	428	(2)	2,022
Operations & maintenance and other cost of operations[3]	256	110	58	56	(1)	479
Selling, marketing, general and administrative[4]	221	143	64	146	3	577
Other	(2)	2	(7)	1	(1)	(7)
Adjusted EBITDA	$552	$171	$28	$225	$(3)	$973
1 Excludes MtM loss of $70 million and contract amortization of $5 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes other non-recurring charges of $(51) million, deactivation costs of $11 million, ARO expenses of $9 million, stock-based compensation of $2 million, and amortization of customer acquisition costs of $1 million
4 Excludes amortization of customer acquisition costs of $34 million, stock-based compensation of $24 million, acquisition and divestiture integration and transaction costs of $2 million and other non-recurring costs of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$7,946	$5	$70	$—	$—	$8,021
Cost of operations (excluding depreciation and amortization shown below)[1]	5,970	12	17	—	—	5,999
Depreciation and Amortization	308	(308)	—	—	—	—
Gross margin	1,668	301	53	—	—	2,022
Operations & maintenance and other cost of operations	451	—	—	(11)	39	479
Selling, marketing, general & administrative	638	—	—	—	(61)	577
Other	236	(220)	—	—	(23)	(7)
Net Income	$343	$521	$53	$11	$45	$973
1 Excludes Operations & maintenance and other cost of operations of $451 million
2 Other adj. includes amortization of customer acquisition costs of $35 million, stock-based compensation of $26 million, acquisition and divestiture integration and transaction costs of $20 million, ARO expenses of $9 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $3 million and other non-recurring charges of $(48) million

Appendix Table A-2: Third Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net (Loss)/Income1:

($ in millions)	Texas	East	West/Services/ Other	Corp/Elim	Total
Net (Loss)/Income	$(481)	$557	$92	$(101)	$67
Plus:
Interest expense, net	—	(1)	7	79	85
Income tax	—	—	18	(2)	16
Depreciation and amortization	79	37	22	7	145
ARO Expense	2	2	—	—	4
Contract and emission credit amortization, net	4	(19)	5	—	(10)
EBITDA	(396)	576	144	(17)	307
Stock-based compensation	4	1	2	—	7
Amortization of customer acquisition costs[2]	12	8	1	—	21
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	13	—	13
Acquisition and divestiture integration and transaction costs	—	—	—	8	8
Deactivation costs	—	7	1	—	8
(Gain) on sale of assets	(22)	—	—	—	(22)
Other non-recurring charges	2	3	1	—	6
Impairments	—	43	—	—	43
Mark to market (MtM) (gains)/losses on economic hedges	596	(455)	(52)	—	89
Adjusted EBITDA	$196	$183	$110	$(9)	$480
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA. This schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer

Third Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Corp/Elim	Total
Revenue[1]	$3,141	$4,156	$1,178	$8	$8,483
Cost of fuel, purchased power and other cost of sales[2]	2,501	3,749	978	8	7,236
Economic gross margin	640	407	200	—	1,247
Operations & maintenance and other cost of operations[3]	269	116	55	(1)	439
Selling, marketing, general & administrative[4]	175	106	61	10	352
Other	—	2	(26)	—	(24)
Adjusted EBITDA	$196	$183	$110	$(9)	$480
1 Excludes MtM gain of $(33) million and contract amortization of $6 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $8 million, other non-recurring charges of $7 million, ARO expense of $4 million, stock-based compensation of $1 million and amortization of customer acquisition costs of $1 million
4 Excludes amortization of customer acquisition costs of $20 million and stock-based compensation of $6 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$8,510	$6	$(33)	$—	$—	$8,483
Cost of operations (excluding depreciation and amortization shown below)[1]	7,342	16	(122)	—	—	7,236
Depreciation and amortization	145	(145)	—	—	—	—
Gross margin	1,023	135	89	—	—	1,247
Operations & maintenance and other cost of operations	460	—	—	(8)	(13)	439
Selling, marketing, general & administrative	378	—	—	—	(26)	352
Other	118	(101)	—	—	(41)	(24)
Net Income	$67	$236	$89	$8	$80	$480
1 Excludes Operations & maintenance and other cost of operations of $460 million
2 Other adj. includes impairments charges of $43 million, amortization of customer acquisition costs of $21 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $13 million, acquisition and divestiture integration and transaction costs of $8 million, stock-based compensation of $7 million, other non-recurring charges of $6 million, ARO expenses of $4 million, and gain on sale of assets $(22) million

Appendix Table A-3: YTD Third Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[2]	Corp/Elim	Total
Net Income/(Loss)	$1,532	$(1,187)	$(601)	$(66)	$(362)	$(684)
Plus:
Interest expense, net	2	(12)	18	97	319	424
Income tax	—	(1)	(83)	(20)	(78)	(182)
Depreciation and amortization	219	87	70	410	27	813
ARO expense	7	7	—	—	—	14
Contract and emission credit amortization, net	9	83	10	—	—	102
EBITDA	1,769	(1,023)	(586)	421	(94)	487
Stock-based compensation	15	6	3	41	—	65
Amortization of customer acquisition costs[3]	39	34	3	13	—	89
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	11	—	—	11
Acquisition and divestiture integration and transaction costs[4]	—	—	—	39	76	115
Deactivation costs	—	19	8	—	—	27
(Gain) on sale of assets	—	(202)	—	—	—	(202)
Other non-recurring charges[5]	(92)	5	(2)	1	1	(87)
Mark to market (MtM) (gains)/losses on economic hedges	(421)	1,723	631	—	—	1,933
Adjusted EBITDA	$1,310	$562	$68	$515	$(17)	$2,438
1 This schedule reflects 2023 results under the harmonization of the Adjusted EBITDA definition
2 Vivint Smart Home acquired in March 2023
3 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
4 Includes stock-based compensation of $23 million
5 Other non-recurring includes $(96) million of property insurance proceeds

YTD Third Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Revenue[2]	$8,235	$9,485	$3,164	$1,070	$(10)	$21,944
Cost of fuel, purchased power and other cost of sales[3]	5,613	8,193	2,771	102	(6)	16,673
Economic gross margin	2,622	1,292	393	968	(4)	5,271
Operations & maintenance and other cost of operations[4]	785	330	185	127	(3)	1,424
Selling, general and administrative costs[5]	530	401	165	326	15	1,437
Other	(3)	(1)	(25)	—	1	(28)
Adjusted EBITDA	$1,310	$562	$68	$515	$(17)	$2,438
1 Vivint Smart Home acquired in March 2023
2 Excludes MtM gain of $(96) million and contract amortization of $24 million
3 Includes TDSP expense, capacity and emission credits
4 Excludes other non-recurring charges of $(93) million, deactivation costs of $27 million, ARO expense of $14 million, stock-based compensation of
$5 million and amortization of customer acquisition costs of $4 million
5 Excludes amortization of customer acquisition costs of $85 million, stock-based compensation of $60 million and acquisition and divestiture integration and transaction costs of $4 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$22,016	$24	$(96)	$—	$—	$21,944
Cost of operations (excluding depreciation and amortization shown below)[1]	18,780	(78)	(2,029)	—	—	16,673
Depreciation and amortization	813	(813)	—	—	—	—
Gross margin	2,423	915	1,933	—	—	5,271
Operations & maintenance and other cost of operations	1,381	—	—	(27)	70	1,424
Selling, general and administrative costs	1,586	—	—	—	(149)	1,437
Other	140	(242)	—	—	74	(28)
Net (Loss)/Income	$(684)	$1,157	$1,933	$27	$5	$2,438
1 Excludes Operations & maintenance and other cost of operations of $1,381 million
2 Includes acquisition and divestiture integration and transaction costs of $115 million, amortization of customer acquisition costs of $89 million, stock-based compensation of $65 million, ARO expense of $14 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $11 million, gain on sale of assets $(202) million and other non-recurring charges of $(87) million

Appendix Table A-4: YTD Third Quarter 2022 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss)1:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Net Income/(Loss)	$1,052	$2,083	$246	$(1,065)	$2,316
Plus:
Interest expense, net	—	(4)	22	261	279
Income tax	—	(1)	28	712	739
Depreciation and amortization	233	164	65	23	485
ARO expense	8	9	3	—	20
Contract and emission credit amortization, net	—	103	12	—	115
EBITDA	1,293	2,354	376	(69)	3,954
Stock-based compensation	11	4	6	—	21
Amortization of customer acquisition costs[2]	38	22	2	—	62
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	48	—	48
Acquisition and divestiture integration and transaction costs	—	—	—	32	32
Deactivation costs	—	16	1	—	17
(Gain)/loss on sale of assets	(10)	—	(43)	2	(51)
Other non-recurring charges	1	26	(10)	11	28
Impairments	—	198	—	—	198
Mark to market (MtM) (gains)/losses on economic hedges	(663)	(2,037)	(207)	—	(2,907)
Adjusted EBITDA	$670	$583	$173	$(24)	$1,402
1 In 2022, Stock-based compensation and Amortization of customer acquisition costs were not excluded from Adjusted EBITDA. This schedule reflects 2022 results under the harmonization of the Adjusted EBITDA definition.
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer

YTD Third Quarter 2022 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/ Services/ Other	Corp/Elim	Total
Revenue[1]	$7,856	$12,641	$3,456	$11	$23,964
Cost of fuel, purchased power and other cost of sales[2]	5,997	11,355	2,995	13	20,360
Economic gross margin	1,859	1,286	461	(2)	3,604
Operations & maintenance and other cost of operations[3]	738	369	166	(2)	1,271
Selling, marketing, general & administrative[4]	455	337	173	28	993
Other	(4)	(3)	(51)	(4)	(62)
Adjusted EBITDA	$670	$583	$173	$(24)	$1,402
1 Excludes MtM loss of $248 million and contract amortization of $28 million
2 Includes TDSP expenses, capacity and emissions credits
3 Excludes ARO expense of $20 million, deactivation expense of $16 million, other non-recurring charges of $16 million, amortization of customer acquisition costs of $2 million and stock-based compensation costs of $2 million
4 Excludes amortization of customer acquisition costs of $60 million, stock-based compensation costs of $19 million and acquisition and divestiture integration and transaction costs of $4 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$23,688	$28	$248	$—	$—	$23,964
Cost of operations (excluding depreciation and amortization shown below)[1]	17,292	(87)	3,155	—	—	20,360
Depreciation and amortization	485	(485)	—	—	—	—
Gross margin	5,911	600	(2,907)	—	—	3,604
Operations & maintenance and Other cost of operations	1,327	—	—	(17)	(39)	1,271
Selling, marketing, general & administrative	1,076	—	—	—	(83)	993
Other	1,192	(1,018)	—	—	(236)	(62)
Net Income/(Loss)	$2,316	$1,618	$(2,907)	$17	$358	$1,402
1 Excludes Operations & maintenance and other cost of operations of $1,327 million
2 Other adj. includes adjustment to reflect impairments of $198 million, amortization of customer acquisition costs of $62 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $48 million, acquisition and divestiture integration and transaction costs of $32 million, other non-recurring charges of $28 million, stock-based compensation costs of $21 million, ARO expense of $20 million and gain on sale of assets of $(51) million

Appendix Table A-5: Three Months Ended September 30, 2023 and 2022 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash provided by operating activities:

	Three Months Ended
($ in millions)	September 30, 2023	September 30, 2022
Adjusted EBITDA	$973	$480
Interest payments, net	(191)	(76)
Income tax	(8)	(11)
Net deferred revenue[1]	62	22
Amortization of customer fulfillment costs[2]	14	—
Gross capitalized contract costs[3]	(265)	1
Collateral / working capital / other assets and liabilities	(19)	(1,847)
Cash provided/(used) by operating activities	566	(1,431)
Winter Storm Uri securitization, C&I credits, and remaining open accounts receivables	—	16
Net receipts from settlement of acquired derivatives that include financing elements	14	646
Acquisition and divestiture integration and transaction costs	20	8
Encina site improvement	—	2
Adjustment for change in collateral	(167)	800
Nuclear decommissioning trust liability	(8)	(5)
Effect of exchange rate changes on cash and cash equivalents	(3)	(5)
Adjusted cash provided by operating activities	422	31
Maintenance capital expenditures, net[4]	(102)	(73)
Environmental capital expenditures	(1)	—
Net cash for growth initiatives	36	—
Free Cash Flow before Growth Investments (FCFbG)	$355	$(42)
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service.
3 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit.
4 Includes W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment.

Appendix Table A-6: Nine Months Ended September 30, 2023 and 2022 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash (used)/provided by operating activities:

	Nine Months Ended
($ in millions)	September 30, 2023	September 30, 2022
Adjusted EBITDA	$2,438	$1,402
Interest payments, net	(396)	(254)
Income tax	(40)	(47)
Net deferred revenue[1]	179	(14)
Amortization of customer fulfillment costs[2]	20	—
Gross capitalized contract costs[3]	(622)	(10)
Collateral / working capital / other assets and liabilities	(2,041)	681
Cash (used)/provided by operating activities	(462)	1,758
Winter Storm Uri securitization, C&I credits and remaining open receivables	—	(608)
Net receipts from settlement of acquired derivatives that include financing elements	332	1,596
Acquisition and divestiture integration and transaction costs[4]	95	32
Astoria fees	3	—
Encina site improvement	7	11
GenOn settlement	—	4
Adjustment for change in collateral	1,188	(2,321)
Nuclear decommissioning trust liability	(13)	2
Effect of exchange rate changes on cash and cash equivalents	—	(5)
Adjusted cash provided by operating activities	1,150	469
Maintenance capital expenditures, net[5]	(256)	(174)
Environmental capital expenditures	(1)	(1)
Net cash for growth initiatives	90	—
Free Cash Flow before Growth Investments (FCFbG)	983	$294
1 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service.
3 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit.
4 Nine months ended September 30, 2023 excludes $20 million non-cash stock-based compensation.
5 Includes W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment.

Appendix Table A-7: Nine Months Ended September 30, 2023 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the nine months ended September 30, 2023:

($ in millions)	Nine months ended September 30, 2023
Sources:
Adjusted cash provided by operating activities	1,150
Change in availability under revolving credit facility and collective collateral facilities	1,399
Proceeds of revolving credit facility and receivables securitization facilities	300
Proceeds from issuance of long-term debt	731
Proceeds from issuance of preferred stock, net of fees	635
Return of cash collateral paid in support of energy risk management activities	258
Proceeds from sale of assets, net of cash disposed	229
Uses:
Payments for acquisitions of businesses and assets, net of cash acquired	(2,502)
Payments of dividends to preferred and common stockholders	(295)
Maintenance capital expenditures, net	(257)
Investments and integration capital expenditures	(63)
Acquisition and divestiture integration and transaction costs[1]	(95)
Payments for share repurchase activity	(69)
Payments of debt issuance costs	(29)
Net purchases of emission allowances	(25)
Encina site improvement	(7)
Other investing and financing	(19)
Change in Total Liquidity	$1,341
1 Excludes $20 million non-cash stock-based compensation.

Appendix Table A-8: 2023 and 2024 Guidance Reconciliations
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net Income, and the calculation of FCFbG providing a reconciliation to Cash provided by operating activities:

	2023 Original	2023 Revised	2024
($ in millions)	Guidance	Guidance	Guidance
Net Income[1,5]	$ 805 - 1,045	$ 1,900 - 2,050	$ 750 - 1,000
Interest expense, net	580	580	640
Income tax[5]	310	705	345
Depreciation and amortization	1,110	1,190	1,075
ARO expense	20	20	25
Amortization of customer acquisition costs[2]	120	125	215
Stock-based compensation[3]	75	90	100
Acquisition and divestiture integration and transaction costs	180	160	55
Other costs[4,5]	(190)	(1,620)	95
Adjusted EBITDA[6]	3,010 - 3,250	3,150 - 3,300	3,300 - 3,550
Interest payments, net	(560)	(530)	(600)
Income tax	(95)	(60)	(160)
Net deferred revenue[7]	215	185	190
Amortization of customer fulfillment costs[8]	35	35	130
Capitalized contract costs[9]	(690)	(675)	(830)
Working capital / other assets and liabilities[10]	(305)	(355)	(205)
Cash provided by operating activities[11]	1,610-1,850	1,750 - 1,900	1,825 - 2,075
Acquisition and other costs[10]	210	152	124
Adjusted cash provided by operating activities	1,820 - 2,060	1,902 - 2,052	1,949 - 2,199
Maintenance capital expenditures, net[12]	(270) - (290)	(270) - (290)	(240) - (260)
Environmental capital expenditures	(10) - (15)	(5) - (10)	(20) - (30)
Net cash for growth initiatives	90	105	145
Free Cash Flow before Growth Investments (FCFbG)	$ 1,620 - 1,860	$ 1,725 - 1,875	$ 1,825 - 2,075
1 For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero.
2 Amortization of customer acquisition costs is the income statement recognition of capitalized costs related to commissions and other costs related to securing new customers. Prior to 1Q23, NRG did not exclude these costs in the calculation of Adjusted EBITDA, however, Vivint did. The Adjusted EBITDA calculation excludes the impact of customer acquisition costs for both NRG and Vivint. NRG amortization of customer acquisition costs, excluding Vivint, is expected to be $95 million in 2023 and $135 million in 2024. Vivint is expected to be $30 million in 2023 and $80 million in 2024.
3 Prior to 1Q23, NRG did not exclude the impact of stock-based compensation in its calculation of Adjusted EBITDA, however, Vivint did. The Adjusted EBITDA calculation excludes the impact of stock-based compensation for both NRG and Vivint. NRG stock-based compensation, excluding Vivint, is expected to be $30 million in 2023 and $40 million in 2024. Vivint is expected to be $60 million in 2023 and 2024.
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs, and other non-recurring expenses.
5 Revised 2023 for impacts of gain on sale of STP.
6 Prior to 1Q23, Vivint excluded the amortization of customer fulfillment costs (primarily related to the sale and installation of equipment) in its calculation of Adjusted EBITDA. The Adjusted EBITDA calculation does not exclude the impact of customer fulfillment costs. Vivint’s customer fulfillment costs are expected to be $35 million in 2023 and $130 million in 2024. The 2023 net impact of the harmonization of Adjusted EBITDA is $90 million.
7 The cash impact of deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit.
8 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, is the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service.
9 Capitalized contract costs represent the gross costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation, and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit.
10 Working capital / other assets and liabilities includes payments for acquisition and divestiture integration and transition costs, which is adjusted in Acquisition and other costs.
11 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities.
12 Includes W.A. Parish Unit 8 and Limestone Unit 1 expected insurance recoveries related to property, plant and equipment.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (including loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation, amortization of customer acquisition costs (primarily amortized commissions), impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items, plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.  The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.
Adjusted Cash provided by operating activities is a non-GAAP measure NRG provides to show cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of Cash provided/(used) by operating activities because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing Cash Flows from

Operating Activities and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in Cash Flows from Investing Activities.

Free Cash Flow before Growth Investments is Adjusted Cash provided by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, dividends from preferred instruments treated as debt by ratings agencies, and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth Investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investments is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investments is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investments is a performance measure and is not intended to represent Net Income/(Loss), Cash provided/(used) by operating activities (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.